Exhibit 26(n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors of National Security Life and Annuity Company:

We consent to use of our reports for National Security Variable Account L dated April 12, 2013, and for National Security Life and Annuity Company dated April 19, 2013 included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in post-effective amendment no. 14 to File No. 333-76344 on Form N-6. The audit report covering the December 31, 2012 financial statements and schedules of National Security Life and Annuity Company contains an explanatory paragraph referencing the Company’s retrospective adoption of Accounting Standards Update 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.

/s/ KPMG LLP

Columbus, Ohio

April 26, 2013

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